Item 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Playtex Products, Inc. of our report dated February 4, 1999, relating to the consolidated balance sheets of Playtex Products, Inc. and subsidiaries as of December 26, 1998 and December 27, 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the twelve months ended December 26, 1998, December 27, 1997 and December 28, 1996 and the related consolidated financial statements schedule, which report appears in the Annual Report on Form 10-K of Playtex Products, Inc. for the fiscal year ended December 26, 1998.


/s/ KPMG LLP
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KPMG LLP
Stamford, Connecticut
March 8, 2000